Exhibit 107
CALCULATION OF FILING FEE TABLES
Schedule 14A
(Form Type)

The AES Corporation
(Exact Name of Registrant as Specified in its Charter)

Table 1 - Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee
Fees to Be Paid	$10,831,917,395(1)(2)	0.00013810	$1,495,888(3)
Fees Previously Paid	$0		$0
Total Transaction Valuation	$10,831,917,395
Total Fees Due for Filing			$1,495,888
Total Fees Previously Paid			$0
Total Fee Offsets			$0
Net Fee Due			$1,495,888

Capitalized terms used below but not defined herein shall have the meanings assigned to such terms in the Agreement and Plan of Merger, dated as of March 1, 2026, by and among The AES Corporation, Horizon Parent, L.P. and Horizon Merger Sub, Inc. (the “Merger Agreement”).
(1)	Aggregate number of securities to which transaction applies: As of April 24, 2026, the maximum number of shares of common stock, par value $0.01 per share, of The AES Corporation (“Company Common Stock”) to which this transaction applies is estimated to be 722,205,032 which consists of:
	(a)	713,157,713 shares of Company Common Stock issued and outstanding as of April 24, 2026;
	(b)	100,441 shares of Company Common Stock underlying Company Options outstanding as of April 24, 2026 with an exercise price per share that is less than $15.00;
	(c)	4,647,030 shares of Company Common Stock underlying Company RSUs (either currently outstanding or that may be issued after April 24, 2026); and
	(d)	4,299,848 shares of Company Common Stock underlying Company PSUs, assuming the achievement of performance criteria at maximum levels (either currently outstanding or that may be issued after April 24, 2026).
(2)	Per unit price or other underlying value of transaction computed pursuant to Rule 0-11 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (set forth the amount on which the filing fee is calculated and state how it was determined): Estimated solely for the purposes of calculating the filing fee, as of April 24, 2026, the underlying value of the transaction was calculated as the sum of:
	(a)	the product of 713,157,713 shares issued and outstanding of Company Common Stock and $15.00 (the “Merger Consideration”);
	(b)	the product of 100,441 shares of Company Common Stock underlying outstanding Company Options with an exercise price per share that is less than $15.00 and $3.47 (which is the difference between the Merger Consideration and the weighted average exercise price of such in-the-money Company Options of $11.53 per share);
	(c)	the product of 4,647,030 shares of Company Common Stock underlying Company RSUs (either currently outstanding or that may be issued after April 24, 2026) and the Merger Consideration; and
	(d)	the product of 4,299,848 shares of Company Common Stock underlying Company PSUs, assuming the achievement of performance criteria at maximum levels (either currently outstanding or that may be issued after April 24, 2026) and the Merger Consideration.
(3)	In accordance with Section 14(g) and Rule 0-11 of the Exchange Act, the filing fee was determined by multiplying the sum calculated in note (2) above by 0.00013810.